                                                              Exhibit 12


                           The William Carter Company
                 Schedule of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

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

                                    The Company                  Predecessor
                                  --------------------  -----------------------------------------
                                          October 30,
                                        1996 (inception)  December 31,
                                  Fiscal    through      1995 through         Fiscal Year
                                  Year    December 28,    October 29,    -------------------------
                                   1997        1996          1996       1995      1994       1993
                                   ----        ----          ----       ----      ----       ----
Earnings:
  Income (loss) before
   income taxes and
   extraordinary item            $ 2,845        $    51      $ 1,507    $13,254   $12,388    $ 6,830
  Add, Fixed charges, below       24,944          3,781       10,709     11,592     9,663      8,594
                                 -------        -------      -------    -------   -------    -------
  (A) Earnings, as
    defined                       27,789        $ 3,832      $12,216    $24,846   $22,051    $15,424
                                 =======        =======      =======    =======   =======    =======
Fixed Charges:
Interest expense, including
 amortization of deferred
 debt issuance costs             $20,246        $ 3,065      $ 7,075    $ 7,849   $ 6,445    $ 5,957

Portion of rental expense
 representing interest             4,698            716        3,634      3,743     3,218      2,637
                                 -------        -------      -------    -------   -------    -------
  (B) Fixed charges, as
    defined                      $24,944        $ 3,781      $10,709    $11,592   $ 9,663    $ 8,594
                                 =======        =======      =======    =======   =======    =======
Ratio of Earnings to
 Fixed Charges (A/B)                 1.1            1.0          1.1        2.1       2.3        1.8
                                 =======        =======      =======    =======   =======    =======
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